                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                         AmeriTrade Holding Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                         AMERITRADE HOLDING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 10, 1998

     The Annual Meeting of Stockholders of AmeriTrade Holding Corporation (the "Company") will be held at the Joslyn Art Museum, on Tuesday, February 10, 1998, at 9:00 a.m., Central Standard Time, for the following purposes:

          (1) To elect directors.

          (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 25, 1998.

          (3) To amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock.

          (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of the four directors that will be elected by the holders of the Company's Class A Common Stock ("Class A Stockholders"), the ratification of the appointment of independent auditors and the proposal to amend the Company's Certificate of Incorporation.

     Only stockholders holding shares of Common Stock of record at the close of business on December 22, 1997 will be entitled to notice of and to vote at the meeting.

     Class A Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and Class A Stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          /s/ J. Peter Ricketts, Secretary

Omaha, Nebraska
January 9, 1998

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

                         AMERITRADE HOLDING CORPORATION
                            4211 SOUTH 102ND STREET
                                OMAHA, NE 68127
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of AmeriTrade Holding Corporation (the "Company") to be held on February 10, 1998 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at 4211 South 102nd Street, Omaha, Nebraska 68127. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about January 9, 1998.

     The Company has two classes of Common Stock, the Class A Common Stock (the "Class A Stock") and the Class B Common Stock (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"). The accompanying proxy is solicited with respect to the holders of the Class A Stock (the "Class A Stockholders") on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, the Class A Stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Class A Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the directors believe shares of the Common Stock held by executive officers and directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 62% of the Class A Stock and all of the Class B Stock, which will constitute approximately 65% of the total shares outstanding as of December 22, 1997. Shares of Class A Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     The Company has two authorized classes of Common Stock which are designated Class A Common Stock and Class B Common Stock. The two classes of Common Stock are identical in all respects except that the holders of the Class B Stock are entitled to elect a majority of the Board of Directors. Otherwise, each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. The holders of Class B Stock may convert their shares into an equal number of shares of Class A Stock, but holders of Class A Stock may not convert their shares into Class B Stock.

     Only holders of Common Stock of record at the close of business on December 22, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 13,152,243 shares of Class A Stock and 1,364,400 shares of Class B Stock which were issued and outstanding.

     The following table sets forth, as of the Record Date, the beneficial ownership of each class of the Company's Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5% of the Company's Common Stock and by all present executive officers and directors of the Company as a group:

                                                         NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF
                                                         SHARES OF   SHARES OF    SHARES OF   SHARES OF
                                                          CLASS A     CLASS A      CLASS B     CLASS B
                         NAME                              STOCK       STOCK        STOCK       STOCK
                         ----                            ---------   ----------   ---------   ----------
           DIRECTORS AND EXECUTIVE OFFICERS
J. Joe Ricketts(1), Director, Chairman and Chief
  Executive Officer....................................  7,996,888      60.8%     1,364,400       100%
Joseph A. Konen(2), Director, President and Chief
  Operating Officer....................................      9,588         *              0         0
Robert T. Slezak(3), Director, Vice President, Chief
  Financial Officer and Treasurer......................      4,555         *              0         0
Thomas J. Pleiss(4), Vice President and Assistant
  Secretary............................................        710         *              0         0
Susan M. Hohman, Vice President, Human Resources.......        920         *              0         0
John W. Ward, Director.................................      2,404         *              0         0
Gene L. Finn, Director.................................      2,404         *              0         0
Charles L. Marinaccio, Director........................      2,404         *              0         0
Thomas Y. Hartley(5), Director.........................      2,604         *              0         0
Mark L. Mitchell, Director.............................      5,204         *              0         0
David W. Garrison, Director............................        800         *              0         0
All Directors and Executive Officers as a group (14 in
  group)...............................................  8,120,467      61.7%     1,364,400       100%
                  OTHER STOCKHOLDERS
Marlene M. Ricketts(6).................................  5,097,841      38.8%       682,176      49.9%
Ricketts Grandchildren Trust(7)........................  1,584,000      12.0              0         0
AmeriTrade Holding Corporation Profit Sharing
  Plan(8)..............................................  1,393,248      10.6%             0         0

-------------------------
 *  Less than 1% of the issued and outstanding shares of the class.

(1) In addition to shares held in his own name, the number of shares of Class A Stock beneficially owned by Mr. Ricketts includes 27,696 shares of Class A Stock held in the J. Ricketts IRA over which Mr. Ricketts exercised sole voting and investment power and 3,673,897 shares of Class A Stock owned by Marlene M. Ricketts, 27,696 shares of Class A Stock in M. Ricketts IRA and 1,393,248 shares of Class A Stock owned by the AmeriTrade Holding Corporation Profit Sharing Plan over which Mr. Ricketts exercises shared voting and investment power with Marlene M. Ricketts, his spouse. Shares of Class B Stock beneficially owned by Mr. Ricketts consist of 682,224 shares of Class B Stock owned by the Joe Ricketts Dynasty Trust over which Mr. Ricketts exercises sole voting and investment power and 682,176 shares of Class B Stock owned by the Marlene Ricketts Dynasty Trust over which Mr. Ricketts exercises shared voting and investment power with Marlene M. Ricketts, his spouse. If all shares of Class B Stock beneficially owned by Mr. Ricketts were converted into Class A Stock, Mr. Ricketts would beneficially own 9,361,288 shares of Class A Stock which would represent approximately 64.5% of the total shares of Class A Stock that would be issued and outstanding after such conversion.

(2) Represents shares of Class A Stock owned by Joseph A. Konen IRA.

(3) Represents shares of Class A Stock held by Robert T. Slezak and Jane G. Slezak, as trustees of the Robert T. Slezak and Jane G. Slezak Revocable Trust.

(4) Represents shares of Class A Stock owned by Thomas J. and Michaele A. Pleiss. Mr. Pleiss is also the Chief Financial Officer of OnMoney Financial Services Corporation, a subsidiary of the Company.

(5) Represents 1,200 shares of Class A Stock held in the Thomas Y. Hartley SEP IRA and 1,404 shares of Class A Stock held by Thomas Y. and Deborah R. Hartley, as trustees of the Hartley Family Trust.

(6) In addition to shares held in her own name, the number of shares of Class A Stock beneficially owned by Mrs. Ricketts includes 27,696 shares of Class A Stock held in the M. Ricketts IRA and 1,393,248 shares of Class A Stock owned by the AmeriTrade Holding Corporation Profit Sharing Plan over which Mrs. Ricketts exercises shared voting and investment power with J. Joe Ricketts, her spouse. Shares of Class B Stock beneficially owned by Mrs. Ricketts consist of 682,176 shares of Class B Stock owned by the Marlene Ricketts Dynasty Trust over which Mrs. Ricketts exercises shared voting and investment power with J. Joe Ricketts, her spouse. If all shares of Class B Stock beneficially owned by Mrs. Ricketts were converted into Class A Stock, Mrs. Ricketts would beneficially own 5,780,017 shares of Class A Stock which would represent approximately 41.8% of the total shares of Class A Stock that would be issued and outstanding after such conversion. Mrs. Ricketts' address is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

(7) The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska 68102.

(8) The address of the AmeriTrade Holding Corporation Profit Sharing Plan is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127. The trustees of the AmeriTrade Holding Corporation Profit Sharing Plan are J. Joe Ricketts and Marlene M. Ricketts.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND COMMITTEES

     The full Board of Directors consist of nine directors, five of which will be elected by the Class B Stockholders and four of which will be elected by the Class A Stockholders. Accordingly, the Board has nominated J. Joe Ricketts, Joseph A. Konen, Robert T. Slezak, John W. Ward and Gene L. Finn to be elected as Class B Stockholders and has nominated Charles L. Marinaccio, Thomas Y. Hartley, Mark L. Mitchell and David W. Garrison to be elected by the Class A Stockholders. All nominees have been nominated to serve for a term of one year.

     This Proxy Statement relates only to the solicitation of proxies from the Class A Stockholders with respect to the election of four directors to be elected by them (the "Class A Directors") and the other matters described herein. The Board of Directors knows of no reason why any of Messrs. Marinaccio, Hartley, Mitchell and Garrison might be unavailable to serve as the Class A Directors, if elected, and each have expressed an intention to serve, if elected. If any of Messrs. Marinaccio, Hartley, Mitchell and Garrison are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class A Director and any other person pursuant to which any of such nominees was selected.

     The election of a Class A Director requires the affirmative vote of a plurality of the shares of Class A Stock present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. Marinaccio, Hartley, Mitchell and Garrison as Class A Directors, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE ELECTION OF CHARLES L. MARINACCIO, THOMAS Y. HARTLEY, MARK L. MITCHELL AND DAVID
W. GARRISON AS CLASS A DIRECTORS.

     The table below sets forth certain information regarding the directors of the Company. All members of, and the nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated.

                                                               PRINCIPAL                   DIRECTOR    TERM TO
                NAME                     AGE                  OCCUPATION                    SINCE      EXPIRE
                ----                     ---                  ----------                   --------    -------
NOMINEES TO BE ELECTED BY CLASS A STOCKHOLDERS
Charles L. Marinaccio................    64     Independent Consultant and Director of       1997       1998
                                                Securities Investor Protection
                                                Corporation(1)
Thomas Y. Hartley....................    64     President and Chief Operating Officer        1996       1998
                                                of Colbert Golf Design and Development
Mark L. Mitchell.....................    37     Associate Professor at University of         1996       1998
                                                Chicago
David W. Garrison....................    42     Chief Executive Officer, President and       1997       1998
                                                Chairman of the Board of Directors of
                                                NETCOM On-Line Communications Services,
                                                Inc.(2)
NOMINEES TO BE ELECTED BY CLASS B STOCKHOLDERS
J. Joe Ricketts......................    56     Chairman and Chief Executive Officer of      1981       1998
                                                the Company
Joseph A. Konen......................    50     President and Chief Operating Officer        1996       1998
                                                of the Company
Robert T. Slezak.....................    40     Vice President, Chief Financial Officer      1996       1998
                                                and Treasurer of the Company
John W. Ward.........................    54     Chairman of Transition International,        1997       1998
                                                Inc.(3)
Gene L. Finn.........................    65     Independent Consultant(4)                    1996       1998

-------------------------
(1) Prior to becoming a director of the SIPC in 1995, Mr. Marinaccio was a partner in the law firm of Kelley, Drye & Warren from 1985 through 1994.

(2) Mr. Garrison has also served on the Board of Directors for Traveling Software since May of 1996. Prior to joining NETCOM On-Line Communications Services, Inc. in 1995, Mr. Garrison served as President of SkyTel, a division of Mobile Telecommunications, Inc. from 1990 to 1994.

(3) Mr. Ward has been an independent consultant since 1991, in addition to acting as Chairman of Transition International, Inc. since 1994.

(4) From 1983 to 1995, Mr. Finn was Vice President and Chief Economist for the National Association of Securities Dealers, Inc.

     Information regarding other executive officers of the Company is found in the Company's report on Form 10-K for the year ended September 26, 1997, which is available upon request.

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 26, 1997, the Board of Directors held three meetings and took action by written consent 10 times. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during fiscal year 1997.

     The Board of Directors has established two committees: Audit and Compensation.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the scope and results of the Company's internal auditing function, reviewing the adequacy of the Company's internal accounting controls with management and auditors and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Hartley and Finn. The Audit Committee met two times during fiscal year 1997.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels and bonus payment and awards pursuant to the Company's management incentive plans. The Compensation Committee consists of Directors Ward, Mitchell and Marinaccio. The Compensation Committee met four times during fiscal year 1997.

COMPENSATION OF DIRECTORS

     Employee directors do not receive compensation for services provided as a director. Nonemployee directors receive an annual retainer of $12,000, plus a fee of $1,500 for attendance at quarterly Board of Directors meetings and a fee of $1,000 for attendance at committee meetings. Half of the annual retainer is paid in shares of Class A Stock and the remainder is paid in cash or stock at the option of the director. The other fees are payable in cash or stock at the option of the individual director. The number of shares of Class A Stock delivered in payment of fees is determined by its market value on the date of payment. The Company also reimburses each of its directors for reasonable expenses incurred in attending meetings of the Board of Directors and its various committees.

     Nonemployee directors are also eligible to receive awards of restricted stock and stock options under the Company's Directors Incentive Plan (the "Directors Plan"). Under the Directors Plan, nonemployee directors are granted 800 shares of restricted Class A Stock and options to acquire 1,600 shares of Class A Stock upon their initial election to the Board of Directors. Thereafter, nonemployee directors may be granted restricted stock and stock options, subject to approval of those directors who are not receiving a grant. Such awards may be based on recommendations of outside consultants, taking into account such factors as total shareholder return. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Class A Stock on the date the option is granted. The options granted under the Directors Plan generally vest over three years in substantially equal annual installments beginning with the first anniversary of the date of grant. Options may not be exercised prior to becoming vested. Shares of restricted stock may be voted by a director immediately upon the award of such shares, but may not be transferred and generally will not be entitled to receive dividends until such shares have vested. Vesting of restricted stock occurs over a three year period in substantially equal annual installments beginning with the first anniversary of the date of grant. Unvested options and restricted stock are forfeited by a director at the time he or she leaves the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to the Chief Executive Officer and the other four highest paid executive officers of the Company for services rendered during the fiscal years ended September 26, 1997 and September 27, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                            ----------------------------------
                                             ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                    -------------------------------------   -----------------------   --------
                                                                            RESTRICTED   SECURITIES
                                                                              STOCK      UNDERLYING     LTIP      ALL OTHER
                                                           OTHER ANNUAL      AWARD(S)     OPTIONS/    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION(1)      ($)        SARS(#)       ($)          ($)
---------------------------  ----    ------     -----     ---------------   ----------   ----------   -------    ------------
J. Joe Ricketts............  1997   $337,503   $148,650       $11,803          --           --              --       --
Chairman and Chief           1996   $285,252   $178,000       $11,778          --           --              --       --
Executive Officer
Joseph A. Konen............  1997   $275,001         --       $11,866          --           --              --       --
President and Chief          1996   $200,004   $ 75,000       $11,940          --           --              --       --
Operating Officer
Robert T. Slezak...........  1997   $231,258         --       $11,866          --           --              --       --
Vice President, Chief        1996   $175,008   $ 50,000       $11,940          --           --              --       --
Financial Officer and
Treasurer
Thomas J. Pleiss...........  1997   $105,000   $ 33,608       $10,935          --           --        $928,868(2)     --
Vice President and           1996   $105,000   $ 38,835       $10,602          --           --              --       --
Assistant Secretary(3)
Susan M. Hohman............  1997   $113,750   $ 26,636       $ 8,182          --           --              --       --
Vice President,              1996   $108,750         --       $10,151          --           --              --       --
Human Resources

-------------------------
(1) The amounts in this column represent employer contributions to the Company's Profit Sharing Plan.

(2) Represents deferred payments from the Company's Executive Bonus Plan of amounts awarded in fiscal years 1992, 1993 and 1994.

(3) Mr. Pleiss is also the Chief Financial Officer of OnMoney Financial Services Corporation, a subsidiary of the Company.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No options were granted during fiscal year 1997 to the executive officers listed in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     No options were exercised during fiscal year 1997 by the executive officers listed in the Summary Compensation Table.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

     No awards were made under the Company's 1996 Long-term Incentive Plan to an executive officer listed in the Summary Compensation Table during fiscal year 1997.

EMPLOYMENT AGREEMENTS

     On December 3, 1996, the Company entered into employment agreements (the "Employment Agreements") with J. Joe Ricketts, its Chairman and Chief Executive Officer; Joseph A. Konen, its President and Chief Operating Officer; and Robert
T. Slezak, its Vice President and Chief Financial Officer. The initial term of each Employment Agreement ended on December 3, 1997, but each term has been renewed for the first of three one-year extension periods. The Employment Agreements will be automatically renewed for two additional one-year extensions, unless either party gives written notice of nonrenewal to the other party at least 180 days prior to the then current expiration date. The Employment Agreement with a particular officer will terminate prior to its scheduled expiration date in the event of the officer's death or disability. In addition, either party may terminate any of the Employment Agreements with or without cause (as defined therein). If an officer is discharged from employment by the Company without cause, he will receive continued payments of his base salary for a period commencing on the date of termination and ending on a date as determined in his Employment Agreement.

     Each Employment Agreement provides for the payment of a base salary, which is subject to annual adjustment, and to incentive compensation and other employee benefits under the various benefit plans and programs maintained by the Company. Each of the Employment Agreements contain confidentiality covenants on the part of the named officers.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The current members of the Compensation Committee are Messrs. Ward, Mitchell and Marinaccio. Prior to October 1996, there was no Compensation Committee and the then-existing Board participated in decisions regarding executive officer compensation. Where appropriate, the Committee reviews and considers the recommendations of management before determining compensation policy. In addition, the Committee has employed outside compensation consultants with respect to certain compensation-related issues. The Company's compensation programs are designed to be tied closely to Company performance and shareholder return and to enable the Company to attract and retain the best possible executive talent.

     Generally, the Company's compensation programs consist of salary, an executive bonus program for certain executives, performance-based bonus programs and a long-term incentive plan consisting primarily of a stock option program for executives and key management employees. Although the incentive plan also permits the award of stock appreciation rights, stock awards (including restricted stock) and performance units, no such awards have been made under the program.

     During 1997, the salary of Messrs. Ricketts, Konen and Slezak was set pursuant to employment agreements. The Committee determines the compensation for other named executive officers based on the recommendation of management and, in certain cases, outside compensation consultants. In 1997, the Committee also engaged the services of a compensation consultant to review the compensation packages provided to all of the named executive officers to determine whether such packages provided salary and benefits which were comparable to similarly situated individuals in comparable companies.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Compensation Committee with respect to
Section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the Committee's need to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation arrangement for Mr. Ricketts with respect to fiscal year 1997 was set pursuant to his employment agreement which was entered into before the Company conducted its public stock offering. Mr. Rickett's base salary is established by the terms of the employment agreement. The bonus awarded for fiscal year 1997 was primarily based on the return on shareholders' equity achieved by the Company over the preceding five years and in recognition of the substantial efforts of Mr. Ricketts in connection with the successful public offering of the Company's common stock.

                                          Mark L. Mitchell
                                          John W. Ward
                                          Charles L. Marinaccio

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1997, there were no compensation committee interlocks and no insider participation in compensation committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPANY PERFORMANCE

     The following graph and table set forth certain information comparing the cumulative total return from a $100 investment in the Company and the stocks making up an industry peer group and a broad-based stock index on March 4, 1997 (the date the Company's stock commenced public trading) through the end of the Company's most recent fiscal year.

                                       AmeriTrade
        Measurement Period               Holding         Industry Peer    Standard & Poor's
      (Fiscal Year Covered)            Corporation           Group            500 Index
Mar 4, 1997                                       100                100                100
Mar 31, 1997                                      104                 87                 96
Jun 30, 1997                                      105                112                112
Sept 26, 1997                                     172                147                121*
------------------------
*as of 30 September 1997


     The Company included the following companies in its peer group, which companies are publicly traded firms engaged in the securities brokerage business:

     E Trade Group Inc.
     Charles Schwab Corp.
     Southwest Securities Group Inc.
     Everen Capital Corp.
     PaineWebber Group Inc.
     A.G. Edwards
     Raymond James Financial Inc.

RELATED PARTY TRANSACTIONS

     The Company paid $823,360 during fiscal year 1997 to J. Joe Ricketts and Marlene M. Ricketts for lease of the Company's headquarters. J. Joe Ricketts is Chairman and Chief Executive Officer of the Company.

     On September 5, 1995, J. Joe Ricketts borrowed $173,000 from the Company, payable on demand, at a 7.25% interest rate. The remaining outstanding principal balance of the loan was fully paid on November 19, 1996.

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     Deloitte & Touche LLP, who has been auditor for the Company since 1975, has been appointed by the Board of Directors as auditor for the Company and its subsidiaries for the fiscal year ending September 25, 1998. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote there at. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. This proxy is being solicited with respect to the ratification of the appointment of auditor only from the Class A Stockholders. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending September 25, 1998, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 25, 1998.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Board of Directors of the Company has adopted, and is recommending to the stockholders that they approve, an amendment to the Article Fourth of the Company's Certificate of Incorporation (the "Proposed Amendment") that will increase the total number of authorized shares of Class A Stock from 25,000,000 to 60,000,000 and the total number of authorized shares of Class B Stock from 2,000,000 to 6,000,000. The proposed amendment will not increase or otherwise affect the number of authorized shares of the Company's Preferred Stock. The text of the Article Fourth as it is proposed to be amended is set forth in Exhibit A to this Proxy Statement.

     There are presently 13,152,243 shares of the Company's Class A Stock and 1,364,400 shares of the Company's Class B Stock which are issued and outstanding. Accordingly, there are only 11,847,757 shares of Class A Stock and 635,600 shares of Class B Stock which remain authorized for issuance by the Company. The Board of Directors believes it would be in the best interest of the Company and its stockholders to increase the authorized number of shares of Common Stock so that there will be an ample number of authorized shares of Common Stock available for future issuance by the Company without further stockholder approval. The Company may desire to issue additional shares of Common Stock for a variety of corporate purposes. For example, the Board of Directors may determine that it is in the best interest of the stockholders to maintain the trading price of the Class A Stock within a particular range and, therefore, may wish to declare a stock split or stock dividend from time to time. The current number of remaining authorized but unissued shares of Class A Stock is not sufficient to allow a 2-for-1 split of the Company's Class A Stock. The Company may also desire to issue additional shares of Common Stock in order to raise additional equity capital or in connection with future acquisitions of other companies. Further, from time to time, additional authorized but unissued Common Stock may be issued to employees or employee benefit plans.

     If the Company does not have a sufficient number of authorized but unissued shares available for these purposes, it will need to amend its Certificate of Incorporation in order to increase the number of authorized shares at the time. It is the opinion of the Board of Directors that such an amendment should not be postponed until a specific situation arises that requires additional authorized Common Stock, because the time and expense incident to obtaining stockholder approval at that time might disadvantage the Company by depriving it of the flexibility which could be important in facilitating effective use of the Common Stock.

     The additional Common Stock authorized by the Proposed Amendment could be issued at any time in the Board's discretion for any proper corporate purposes, without further stockholder action, unless required by law or any rules or regulations to which the Company is subject, including those of the NASDAQ Stock

Market. The Company's Board of Directors and management have no plans or agreements for the issuance of additional shares of Common Stock at this time, other than pursuant to existing employee benefit plans or upon conversion, if any, of Class B Stock to Class A Stock. It is the intention of the Board of Directors and management to hold authorized and unissued Common Stock in reserve for such corporate needs as may develop.

     The authorization of additional shares of Common Stock may have a potential anti-takeover effect if, for example, additional shares were issued in order to dilute the stock ownership of persons seeking to obtain control of the Company. However, the Board knows of no effort by any party to accumulate Common Stock or to otherwise seek to obtain control over the Company and the Board of Directors has no present plans to use additional shares that would be authorized by the Proposed Amendment to inhibit a hostile takeover attempt. In addition, due to the beneficial ownership of over 60% of the outstanding Class A Stock and all of the outstanding Class B Stock by J. Joe Ricketts, it is unlikely that control of the Company could be obtained without the approval of the Board of Directors. Therefore, the Company does not consider the Proposed Amendment to be part of an anti-takeover strategy.

     Pursuant to Delaware law, the holders of the shares of a class of voting stock are entitled to vote as a class on a proposed amendment to increase the number of authorized shares of such class. Therefore, the Proposed Amendment may only be adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of both the Class A Stock and the Class B Stock entitled to vote. As a result, abstentions and broker nonvotes will have the same effect as a vote against the proposal. This proxy is being solicited with respect to the Proposed Amendment only from the Class A Stockholders. Proxies submitted pursuant to this solicitation will be voted in favor of the Proposed Amendment, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Pursuant to the Company's Bylaws, stockholder proposals submitted for presentation at the Annual Meeting should have been received by the Secretary of the Company at its home office no later than October 13, 1997. Pursuant to the Company's Bylaws, nominations for directors should have been submitted by stockholders in writing to the Secretary of the Company by October 13, 1997. Only stockholders of record are entitled to bring business before the Annual Meeting or make nominations for directors.

     In order to be included in the Company's proxy statement relating to its next annual meeting, stockholder proposals must be submitted by September 10, 1998 to the Secretary of the Company at its home office. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business,
(iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Class A Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report is not to be considered part of this proxy solicitation material. IN ADDITION, ANY STOCKHOLDER WHO WISHES TO RECEIVE A COPY OF THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY WITHOUT CHARGE BY WRITING TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO J. PETER RICKETTS AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

                                          By Order of the Board of Directors

                                          /s/ J. Peter Ricketts
                                          --------------------------------------
                                          J. Peter Ricketts, Secretary

Omaha, Nebraska
January 9, 1998

                                                                       EXHIBIT A

     As amended, ARTICLE FOURTH, of the Company's Certificate of Incorporation will read, in its entirety, as follows:

     FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 69,000,000 shares, consisting of:

          (1) 3,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock");

          (2) 60,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"); and

          (3) 6,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Stock").

     The Class A Stock and the Class B Stock are hereafter collectively referred to as the "Common Stock."

                          REVOCABLE PROXY OF HOLDERS
                               OF CLASS A STOCK

                        AMERITRADE HOLDING CORPORATION


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 10, 1998 AND AT ANY ADJOURNMENT THEREOF.

        The undersigned hereby authorizes the Board of Directors of AmeriTrade Holding Corporation (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, on Tuesday, February 10, 1998, at 9:00 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

        1.      ELECTION OF CLASS A DIRECTORS

                [ ] FOR all nominees listed below for terms to expire in 1999 (except as marked to the contrary below)

                [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below

                     Charles L. Marinaccio
                     Thomas Y. Hartley
                     Mark L. Mitchell
                     David W. Garrison

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



                            -----------------------


        2. AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 25, 1998.

                [ ] FOR         [ ] AGAINST     [ ] ABSTAIN

        3. AMEND CERTIFICATE OF INCORPORATION. Amend Certificate of Incorporation to increase the number of authorized shares of Common Stock.

                [ ] FOR         [ ] AGAINST     [ ] ABSTAIN

        4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR CLASS A DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. (continued and to be signed on the reverse hereof)

     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 10, 1998 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.


Dated:          ,1998.
      ----------





                                             ----------------------------------
                                                        (Signature)





                                             ----------------------------------
                                                 (Signature if held jointly)

                                             Please sign exactly as name
                                             appears on this proxy. When shares
                                             are held by joint tenants, both
                                             should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             your full title. If a corporation,
                                             please sign in full corporate name
                                             by authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.